Exhibit 99.3

To the Limited Partners of

SECOR Master Fund L.P.

To the best of the knowledge and belief of the undersigned, the information contained herein is accurate and complete.

By:	Patrick T. Egan
President and Director
Ceres Managed Futures LLC
General Partner,
SECOR Master Fund L.P.

Ceres Managed Futures LLC
522 Fifth Avenue
New York, NY 10036
855-672-4468

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of

SECOR Master Fund L.P.:

We have audited the accompanying statements of financial condition of SECOR Master Fund L.P. (the “Partnership”), including the condensed schedules of investments, as of December 31, 2014 and 2013, and the related statements of income and expenses and changes in partners’ capital for the year ended December 31, 2014 and the period August 1, 2013 (commencement of trading operations) to December 31, 2013. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of SECOR Master Fund L.P. as of December 31, 2014 and 2013, and the results of its operations and changes in its partners’ capital for the year ended December 31, 2014 and the period August 1, 2013 (commencement of trading operations) to December 31, 2013, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

New York, New York

March 25, 2015

SECOR Master Fund L.P.

Statements of Financial Condition

December 31, 2014 and 2013

	December 31, 2014	December 31, 2013
Assets:
Equity in trading account:
Cash (Note 3c)	$17,260,020	$7,374,792
Cash margin (Note 3c)	10,547,930	7,793,017
Net unrealized appreciation on open futures contracts	1,364,610	295,358
Net unrealized appreciation on open forward contracts	472,497	—

Total assets	$29,645,057	$15,463,167

Liabilities and Partners’ Capital:
Liabilities:
Net unrealized depreciation on open forward contracts	$—	$40,113
Accrued expenses:
Clearing fees due to MS&Co.	7,762	5,579
Professional fees	32,697	34,383

Total liabilities	40,459	80,075

Partners’ Capital:
General Partner	—	—
Limited Partners	29,604,598	15,383,092

Total liabilities and partners’ capital	$29,645,057	$15,463,167

See accompanying notes to financial statements.

SECOR Master Fund L.P.

Condensed Schedule of Investments

December 31, 2014

	Notional ($)/ Number of Contracts	Fair Value	% of Partners' Capital
Futures Contracts Purchased
Energy	4	$(668)	(0.00)*%
Grains	308	(97,329)	(0.33)
Indices	2,546	241,725	0.82
Interest Rates U.S.	356	122,939	0.42
Interest Rates Non-U.S.	1,291	460,404	1.55
Livestock	56	(25,689)	(0.09)
Metals	27	(35,377)	(0.12)
Softs	91	(6,229)	(0.02)

Total futures contracts purchased		659,776	2.23

Futures Contracts Sold
Energy	132	932,454	3.15
Grains	40	44,100	0.15
Indices	429	(247,046)	(0.83)
Interest Rates U.S.	134	763	0.00 *
Interest Rates Non-U.S.	874	(123,225)	(0.42)
Livestock	6	30,075	0.10
Metals	14	36,169	0.12
Softs	36	31,544	0.11

Total futures contracts sold		704,834	2.38

Net unrealized appreciation on open futures contracts		1,364,610	4.61

Unrealized Appreciation on Open Forward Contracts
Currencies	$108,399,807	1,430,024	4.83
Metals	368	1,132,716	3.83

Total unrealized appreciation on open forward contracts		2,562,740	8.66

Unrealized Depreciation on Open Forward Contracts
Currencies	$75,121,028	(771,725)	(2.61)
Metals	336	(1,318,518)	(4.45)

Total unrealized depreciation on open forward contracts		(2,090,243)	(7.06)

Net unrealized appreciation on open forward contracts		472,497	1.60

Net fair value		$1,837,107	6.21%

*	Due to rounding

See accompanying notes to financial statements.

SECOR Master Fund L.P.

Condensed Schedule of Investments

December 31, 2013

	Notional ($)/ Number of Contracts	Fair Value	% of Partners’ Capital
Futures Contracts Purchased
Energy	9	$13,866	0.09%
Grains	59	(67,933)	(0.44)
Indices	513	502,211	3.26
Interest Rates U.S.	528	(181,462)	(1.18)
Interest Rates Non-U.S.	597	24,718	0.16
Livestock	7	(12,737)	(0.08)
Softs	57	5,550	0.04

Total futures contracts purchased		284,213	1.85

Futures Contracts Sold
Energy	4	(4,000)	(0.03)
Grains	77	127,938	0.83
Indices	490	(359,046)	(2.33)
Interest Rates U.S.	63	3,194	0.02
Interest Rates Non-U.S.	737	161,169	1.05
Metals	26	60,993	0.40
Softs	22	20,897	0.14

Total futures contracts sold		11,145	0.08

Net unrealized appreciation on open futures contracts		295,358	1.93

Unrealized Appreciation on Open Forward Contracts
Currencies	$63,564,867	367,353	2.39
Metals	129	253,900	1.65

Total unrealized appreciation on open forward contracts		621,253	4.04

Unrealized Depreciation on Open Forward Contracts
Currencies	$37,079,965	(428,521)	(2.79)
Metals	139	(232,845)	(1.52)

Total unrealized depreciation on open forward contracts		(661,366)	(4.31)

Net unrealized depreciation on open forward contracts		(40,113)	(0.27)

Net fair value		$255,245	1.66%

See accompanying notes to financial statements.

SECOR Master Fund L.P.

Statements of Income and Expenses

for the year ended December 31, 2014 and for the period August 1, 2013

(commencement of trading operations)

to December 31, 2013

	2014	2013
Investment income:
Interest income	$3,662	$1,979

Expenses:
Clearing fees	482,950	105,001
Professional fees	98,030	68,999

Total expenses	580,980	174,000

Net investment income (loss)	(577,318)	(172,021)

Trading results:
Net gains (losses) on trading of commodity interests:
Net realized gains (losses) on closed contracts	6,443,439	(421,015)
Change in net unrealized gains (losses) on open contracts	1,581,862	255,245

Total trading results	8,025,301	(165,770)

Net income (loss)	$7,447,983	$(337,791)

See accompanying notes to financial statements.

SECOR Master Fund L.P.

Statements of Changes in Partners’ Capital

for the year ended December 31, 2014 and for the period August 1, 2013

(commencement of trading operations)

to December 31, 2013

Partners’ Capital
Initial capital contributions from Limited Partners at August 1, 2013	$10,000,000
Net income (loss)	(337,791)
Subscriptions	6,000,000
Redemptions	(277,138)
Distribution of interest income to feeder fund	(1,979)

Partners’ Capital at December 31, 2013	15,383,092
Net income (loss)	7,447,983
Subscriptions	8,888,802
Redemptions	(2,111,617)
Distribution of interest income to feeder fund	(3,662)

Partners' Capital at December 31, 2014	$29,604,598

See accompanying notes to financial statements.

SECOR Master Fund L.P.

Notes to Financial Statements

December 31, 2014

1.	Partnership Organization:

SECOR Master Fund L.P. (the “Master”) is a limited partnership organized under the partnership laws of the State of Delaware on July 19, 2013, to engage in the speculative trading of a diversified portfolio of commodity interests, including futures, option, swap and forward contracts. The sectors traded include currencies, indices, U.S. and non-U.S. interest rates, grains, livestock, softs, energy and metals. The commodity interests that are traded by the Master are volatile and involve a high degree of market risk.

Ceres Managed Futures LLC, a Delaware limited liability company, acts as the general partner (the “General Partner”) and commodity pool operator of the Master. The General Partner is wholly owned by Morgan Stanley Smith Barney Holdings LLC (“MSSB Holdings”). MSSB Holdings is ultimately owned by Morgan Stanley. Morgan Stanley is a publicly held company whose shares are listed on the New York Stock Exchange. Morgan Stanley is engaged in various financial services and other businesses. As of December 31, 2014, all trading decisions for the master are made by the Advisor (defined below).

During the period covered by this report, the Master’s commodity broker was Morgan Stanley & Co. LLC (“MS&Co.”)

On August 1, 2013 (commencement of trading operations), Emerging CTA Portfolio L.P. (“Emerging CTA” or the “Feeder”) allocated a portion of its capital to the Master. Emerging CTA purchased an interest in the Master with cash equal to $10,000,000. The Master was formed to permit accounts managed by SECOR Capital Advisors, LP (the “Advisor”) using a variation of the program traded by SECOR Alpha Master Fund L.P., a proprietary, systematic trading program, to invest together in one trading vehicle.

At December 31, 2014 and 2013, Emerging CTA owned approximately 100% of the Master.

The Master will be liquidated under certain circumstances as defined in the limited partnership agreement of the Master (the “Limited Partnership Agreement”).

2.	Accounting Policies:

a.	Use of Estimates. The preparation of financial statements and accompanying notes in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires the General Partner to make estimates and assumptions that affect the reported amounts of assets and liabilities, income and expenses, and related disclosures of contingent assets and liabilities in the financial statements and accompanying notes. As a result, actual results could differ from these estimates.

b.	Statement of Cash Flows. The Master is not required to provide a Statement of Cash Flows.

c.	Master’s Investments. All commodity interests of the Master, including derivative financial instruments and derivative commodity instruments, are held for trading purposes. The commodity interests are recorded on trade date and open contracts are recorded at fair value (as described below) at the measurement date. Investments in commodity interests denominated in foreign currencies are translated into U.S. dollars at the exchange rates prevailing at the measurement date. Gains or losses are realized when contracts are liquidated. Unrealized gains or losses on open contracts are included as a component of equity in trading account on the Statements of Financial Condition. Net realized gains or losses and any change in net unrealized gains or losses are included in the Statements of Income and Expenses.

Master’s Fair Value Measurements.    Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date under current market conditions. The fair value hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to fair values derived from unobservable inputs

SECOR Master Fund L.P.

Notes to Financial Statements

December 31, 2014

(Level 3). The level in the fair value hierarchy within which the fair value measurement in its entirety falls shall be determined based on the lowest level input that is significant to the fair value measurement in its entirety. GAAP also requires the use of judgment in determining if a formerly active market has become inactive and in determining fair values when the market has become inactive. The General Partner has concluded that based on available information in the marketplace, the Master’s Level 1 assets and liabilities are actively traded.

The Master will separately present purchases, sales, issuances, and settlements in its reconciliation of Level 3 fair value measurements (i.e., to present such items on a gross basis rather than on a net basis) and makes disclosures regarding the level of disaggregation and the inputs and valuation techniques used to measure fair value for measurements that fall within either Level 2 or Level 3 of the fair value hierarchy as required under GAAP.

The Master considers prices for exchange-traded commodity futures, forwards, swaps and options contracts to be based on unadjusted quoted prices in active markets for identical assets and liabilities (Level 1). The values of non-exchange-traded forwards, swaps and certain option contracts for which market quotations are not readily available are priced by broker-dealers that derive fair values for those assets and liabilities from observable inputs (Level 2). As of and for the years ended December 31, 2014 and 2013, the Master did not hold any derivative instruments that were priced at fair value using unobservable inputs through the application of the General Partner’s assumptions and internal valuation pricing models (Level 3). During the years ended December 31, 2014 and 2013, there were no transfers of assets or liabilities between Level 1 and Level 2.

	December 31, 2014	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Futures	$2,358,928	$2,358,928	$—	$—
Forwards	2,562,740	1,132,716	1,430,024	—

Total Assets	$4,921,668	$3,491,644	1,430,024	$—

Liabilities
Futures	$994,318	$994,318	$—	$—
Forwards	2,090,243	1,318,518	771,725	—

Total Liabilities	3,084,561	2,312,836	771,725	—

Net fair value	$1,837,107	$1,178,808	$658,299	$—

	December 31, 2013	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Futures	$1,101,335	$1,101,335	$—	$—
Forwards	621,253	253,900	367,353	—

Total Assets	1,722,588	1,355,235	367,353	—

Liabilities
Futures	805,977	805,977	—	—
Forwards	661,366	232,845	428,521	—

Total Liabilities	1,467,343	1,038,822	428,521	—

Net fair value	$255,245	$316,413	$(61,168)	$—

SECOR Master Fund L.P.

Notes to Financial Statements

December 31, 2014

d.	Futures Contracts. The Master trades futures contracts. A futures contract is a firm commitment to buy or sell a specified quantity of investments, currency or a standardized amount of a deliverable grade commodity, at a specified price on a specified future date, unless the contract is closed before the delivery date or the delivery quantity is something where physical delivery cannot occur (such as the S&P 500 Index), whereby such contract is settled in cash. Payments (“variation margin”) may be made or received by the Master each business day, depending on the daily fluctuations in the value of the underlying contracts, and are recorded as unrealized gains or losses by the Master. When the contract is closed, the Master records a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed. Transactions in futures contracts require participants to make both initial margin deposits of cash or other assets and variation margin deposits, through the futures broker, directly with the exchange on which the contracts are traded. Net realized gains (losses) and changes in net unrealized gains (losses) on futures contracts are included in the Statements of Income and Expenses.

e.	London Metals Exchange Forward Contracts. Metal contracts traded on the London Metals Exchange (“LME”) represent a firm commitment to buy or sell a specified quantity of aluminum, copper, lead, nickel, tin or zinc. LME contracts traded by the Master are cash settled based on prompt dates published by the LME. Payments (“variation margin”) may be made or received by the Master each business day, depending on the daily fluctuations in the value of the underlying contracts, and are recorded as unrealized gains or losses by the Master. A contract is considered offset when all long positions have been matched with a like number of short positions settling on the same prompt date. When the contract is closed at the prompt date, the Master records a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed. Transactions in LME contracts require participants to make both initial margin deposits of cash or other assets and variation margin deposits, through the broker, directly with the LME. Net realized gains (losses) and changes in net unrealized gains (losses) on metal contracts are included in the Statements of Income and Expenses.

f.	Forward Foreign Currency Contracts. Forward foreign currency contracts are those contracts where the Master agrees to receive or deliver a fixed quantity of foreign currency for an agreed-upon price on an agreed future date. Forward foreign currency contracts are valued daily, and the Master’s net equity therein, representing unrealized gain or loss on the contracts as measured by the difference between the forward foreign exchange rates at the dates of entry into the contracts and the forward rates at the reporting date, is included in the Statements of Financial Condition. Net realized gains (losses) and changes in net unrealized gains (losses) on foreign currency contracts are recognized in the period in which the contract is closed or the changes occur, respectively, and are included in the Statements of Income and Expenses.

The Master does not isolate that portion of the results of operations arising from the effect of changes in foreign exchange rates on investments from fluctuations from changes in market prices of investments held. Such fluctuations are included in net gain (loss) on investments in the Statements of Income and Expenses.

g.	Income and Expenses Recognition. All of the income and expenses and realized and unrealized gains and losses on trading of commodity interests are determined on each valuation day and allocated to the Feeder at the time of such determination.

h.	Income Taxes. Income taxes have not been provided as each partner is individually liable for the taxes, if any, on its share of the Master’s income and expenses.

GAAP provides guidance for how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements and requires the evaluation of tax positions

SECOR Master Fund L.P.

Notes to Financial Statements

December 31, 2014

taken or expected to be taken in the course of preparing the Master’s financial statements to determine whether the tax positions are “more-likely-than-not” to be sustained by the applicable tax authority. Tax positions with respect to tax at the Master level not deemed to meet the “more-likely-than-not” threshold would be recorded as a tax benefit or expense in the current year. The General Partner has concluded that no provision for income tax is required in the Master’s financial statements.

The Master files U.S. federal and various state and local tax returns. No income tax returns are currently under examination. The 2014 and 2013 tax years remains subject to examination by U.S. federal and most state tax authorities. The General Partner does not believe that there are any uncertain tax positions that require recognition of a tax liability.

i.	Investment Company Status. Effective January 1, 2014, the Master adopted Accounting Standards Update (“ASU”) 2013-08 “Financial Services—Investment Companies (Topic 946): Amendments to the Scope, Measurement and Disclosure Requirements.” ASU 2013-08 changes the approach to the investment company assessment, requires non-controlling ownership interests in other investment companies to be measured at fair value, and requires additional disclosures about the investment company’s status as an investment company. ASU 2013-08 is effective for interim and annual reporting periods beginning after December 15, 2013. The adoption of this ASU did not have a material impact on the Master financial statements. Based on the General Partner’s assessment, the Master had been deemed to be an investment company since inception.

j.	Subsequent Events. The General Partner evaluates events that occur after the balance sheet date but before financial statements are issued. The General Partner has assessed the subsequent events through the date of issuance and determined that, other than that referenced in Note 8 to the financial statements, there were no subsequent events requiring adjustment of or disclosure in the financial statements.

3.	Agreements:

a.	Limited Partnership Agreement:

The General Partner administers the business and affairs of the Master, including selecting one or more advisors to make trading decisions for the Master.

b.	Management Agreement:

The General Partner, on behalf of the Master, has entered into a management agreement (the “Management Agreement”) with the Advisor, a registered commodity trading advisor. The Advisor is not affiliated with the General Partner or MS&Co. and is not responsible for the organization or operation of the Master. The Management Agreement provides that the Advisor has sole discretion in determining the investment of the assets of the Master. All management fees in connection with the Management Agreement are borne by the Feeder. The Management Agreement may be terminated upon notice by either party.

c.	Customer Agreement:

The Master has entered into a customer agreement (the “Customer Agreement”) and foreign exchange brokerage account agreement with MS&Co. whereby MS&Co. provides services which include, among other things, the execution of transactions for the Master’s account in accordance with orders placed by the Advisor. The Master will pay MS&Co. trading fees for the clearing and, where applicable, execution of transactions. Further, all trading, exchange, clearing, user, give-up, floor brokerage and National Futures Association fees (collectively the

SECOR Master Fund L.P.

Notes to Financial Statements

December 31, 2014

“clearing fees”) are borne by the Master and allocated to the Feeder. All other fees shall be borne by the Feeder. All of the Master’s assets are deposited in the Master’s account at MS&Co. The Master’s cash is deposited by MS&Co. in segregated bank accounts to the extent required by Commodity Futures Trading Commission regulations. At December 31, 2014 and 2013, the amount of cash held by the Master for margin requirements was $10,547,930 and $7,793,017, respectively. The Customer Agreement may generally be terminated upon notice by either party.

4.	Trading Activities:

The Master was formed for the purpose of trading contracts in a variety of commodity interests, including derivative financial instruments and derivative commodity interests. The results of the Master’s trading activities are shown in the Statements of Income and Expenses.

The Customer Agreement between the Master and MS&Co. gives the Master the legal right to net unrealized gains and losses on open futures and forward contracts. The Master nets, for financial reporting purposes, the unrealized gains and losses on open futures and forward contracts on the Statements of Financial Condition as the criteria under Accounting Standards Codification 210-20, “Balance Sheet,” have been met.

All of the commodity interests owned by the Master are held for trading purposes. The monthly average number of futures contracts traded during the years ended December 31, 2014 and 2013, were 4,730 and 2,727, respectively. The monthly average number of metals forward contracts traded during the years ended December 31, 2014 and 2013, were 527 and 236, respectively. The monthly average number of notional values of currency forward contracts traded during the years ended December 31, 2014 and 2013, were $439,284,809 and $187,837,475, respectively.

On January 1, 2013, the Master adopted ASU 2011-11, “Disclosure about Offsetting Assets and Liabilities” and ASU 2013-01, “Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities”. ASU 2011-11 created a new disclosure requirement about the nature of an entity’s rights to setoff and the related arrangements associated with its financial instruments and derivative instruments, while ASU 2013-01 clarified the types of instruments and transactions that are subject to the offsetting disclosure requirements established by ASU 2011-11. Entities are required to disclose both gross information and net information about both instruments and transactions eligible for offset in the statement of financial condition and instruments and transactions subject to an agreement similar to a master netting arrangement. The objective of these disclosures is to facilitate comparison between those entities that prepare their financial statements on the basis of U.S. GAAP and those entities that prepare their financial statements on the basis of International Financial Reporting Standards (“IFRS”). The new guidance did not have a significant impact on the Master’s financial statements.

SECOR Master Fund L.P.

Notes to Financial Statements

December 31, 2014

The following tables summarizes the valuation of the Master’s investments as of December 31, 2014 and 2013, respectively.

December 31, 2014	Gross Amounts Recognized	Gross Amounts Offset in the Statements of Financial Condition	Net Amounts Presented in the Statements of Financial Condition
Assets
Futures	$2,358,928	$(994,318)	$1,364,610
Forwards	2,562,740	(2,090,243)	472,497

Total Assets	$4,921,668	$(3,084,561)	$1,837,107

Liabilities
Futures	$(994,318)	$994,318	$—
Forwards	(2,090,243)	2,090,243	—

Total Liabilities	(3,084,561)	$3,084,561	$—

Net fair value			$1,837,107

December 31, 2013	Gross Amounts Recognized	Gross Amounts Offset in the Statements of Financial Condition	Net Amounts Presented in the Statements of Financial Condition
Assets
Futures	$1,101,335	$(805,977)	$295,358
Forwards	621,253	(621,253)	—

Total Assets	$1,722,588	$(1,427,230)	$295,358

Liabilities
Futures	$(805,977)	$805,977	$—
Forwards	(661,366)	621,253	(40,113)

Total Liabilities	$(1,467,343)	$1,427,230	$(40,113)

Net fair value			$255,245

SECOR Master Fund L.P.

Notes to Financial Statements

December 31, 2014

The following table indicates the gross fair values of derivative instruments of futures and forward contracts as separate assets and liabilities as of December 31, 2014 and 2013.

December 31, 2014
Assets
Futures Contracts
Energy	$935,709
Grains	118,251
Indices	563,204
Interest Rates U.S.	128,952
Interest Rates Non-U.S.	463,646
Livestock	48,805
Metals	42,803
Softs	57,558

Total unrealized appreciation on open futures contracts	$2,358,928

Liabilities
Futures Contracts
Energy	$(3,923)
Grains	(171,480)
Indices	(568,525)
Interest Rates U.S.	(5,250)
Interest Rates Non-U.S.	(126,467)
Livestock	(44,419)
Metals	(42,011)
Softs	(32,243)

Total unrealized depreciation on open futures contracts	$(994,318)

Net unrealized appreciation on open futures contracts	$1,364,610 *

Assets
Forward Contracts
Currencies	$1,430,024
Metals	1,132,716

Total unrealized appreciation on open forward contracts	$2,562,740

Liabilities
Forward Contracts
Currencies	$(771,725)
Metals	(1,318,518)

Total unrealized depreciation on open forward contracts	$(2,090,243)

Net unrealized appreciation on open forward contracts	$472,497 **

*	This amount is included in 'Net unrealized appreciation on open futures contracts' on the Statements of Financial Condition.
**	This amount is included in 'Net unrealized appreciation on open forward contracts' on the Statements of Financial Condition.

SECOR Master Fund L.P.

Notes to Financial Statements

December 31, 2014

December 31, 2013
Assets
Futures Contracts
Energy	$14,914
Grains	127,938
Indices	567,820
Interest Rates U.S.	33,801
Interest Rates Non-U.S.	245,686
Livestock	213
Metals	66,955
Softs	44,008

Total unrealized appreciation on open futures contracts	$1,101,335

Liabilities
Futures Contracts
Energy	$(5,048)
Grains	(67,933)
Indices	(424,655)
Interest Rates U.S.	(212,069)
Interest Rates Non-U.S.	(59,799)
Livestock	(12,950)
Metals	(5,962)
Softs	(17,561)

Total unrealized depreciation on open futures contracts	$(805,977)

Net unrealized appreciation on open futures contracts	$295,358 *

Assets
Forward Contracts
Currencies	$367,353
Metals	253,900

Total unrealized appreciation on open forward contracts	$621,253

Liabilities
Forward Contracts
Currencies	$(428,521)
Metals	(232,845)

Total unrealized depreciation on open forward contracts	$(661,366)

Net unrealized depreciation on open forward contracts	$(40,113)**

*	This amount is included in "Net unrealized appreciation on open futures contracts" on the Statements of Financial Condition.

**	This amount is included in "Net unrealized depreciation on open forward contracts" on the Statements of Financial Condition.

SECOR Master Fund L.P.

Notes to Financial Statements

December 31, 2014

The following tables indicates the trading gains and losses, by market sector, on derivative instruments for the year ended December 31, 2014 and for the period ended December 31, 2013.

Sector	December 31, 2014 Gain (loss) from Trading	December 31, 2013 Gain (loss) from Trading
Currencies	$3,689,369	$(926,511)
Energy	3,498,332	(124,556)
Grains	890,239	290,497
Indices	(313,136)	464,596
Interest Rates U.S.	1,934,527	(403,291)
Interest Rates Non-U.S.	(354,310)	274,008
Livestock	(116,825)	4,327
Metals	(1,141,923)	212,003
Softs	(60,972)	43,157

Total	$8,025,301 ***	$(165,770	)***

***	This amount is included in “Total trading results” on the Statements of Income and Expenses.

5.	Subscriptions, Distributions and Redemptions:

Subscriptions are accepted monthly from investors and they become limited partners on the first day of the month after their subscription is processed. A limited partner may withdraw all or part of their capital contribution and undistributed profits, if any, from the Master as of the end of any day (the “Redemption Date”) after a request for redemption has been made to the General Partner at least three days in advance of the Redemption Date. Such withdrawals are classified as a liability when the limited partner elects to redeem and informs the Master.

6.	Financial Highlights:

Ratios to average net assets for the year ended December 31, 2014 and for the period from August 1, 2013 (commencement of trading operations) to December 31, 2013 were as follows:

	2014	2013
Ratios to average net assets:
Net investment income (loss)*	(2.8)%	(3.1	)%**

Operating expenses	2.8%	3.2	%**

Total return	32.9%	(4.2)%

*	Interest income less total expenses.

**	Annualized.

The above ratios may vary for individual investors based on the timing of capital transactions during the period. Additionally, these ratios are calculated for the limited partner class using the limited partners’ share of income, expenses and average net assets.

7.	Financial Instrument Risks:

In the normal course of business, the Master is party to financial instruments with off-balance sheet risk, including derivative financial instruments and derivative commodity instruments. These financial instruments may include forwards, futures, options and swaps, whose values are based upon an underlying asset, index, or reference rate, and generally represent future commitments to exchange

SECOR Master Fund L.P.

Notes to Financial Statements

December 31, 2014

currencies or cash balances, to purchase or sell other financial instruments at specific terms at specified future dates, or, in the case of derivative commodity instruments, to have a reasonable possibility to be settled in cash, through physical delivery or with another financial instrument. These instruments may be traded on an exchange, a swap execution facility or over-the-counter (“OTC”). Exchange-traded instruments include futures and certain standardized forward, swap and option contracts. Certain swap contracts may also be traded on a swap execution facility or OTC. OTC contracts are negotiated between contracting parties and also include certain forwards and option contracts. Each of these instruments is subject to various risks similar to those related to the underlying financial instruments, including market and credit risk. In general, the risks associated with OTC contracts are greater than those associated with exchange-traded instruments because of the greater risk of default by the counterparty to an OTC contract. The General Partner estimates that at any given time approximately 34.1% to 64.1% of the Master’s contracts are traded OTC.

Market risk is the potential for changes in the value of the financial instruments traded by the Master due to market changes, including interest and foreign exchange rate movements and fluctuations in commodity or security prices. Market risk is directly impacted by the volatility and liquidity in the markets in which the related underlying assets are traded. The Master is exposed to a market risk equal to the value of futures and forward contracts purchased and unlimited liability on such contracts sold short.

Credit risk is the possibility that a loss may occur due to the failure of a counterparty to perform according to the terms of a contract. The Master’s risk of loss in the event of counterparty default is typically limited to the amounts recognized in the Statements of Financial Condition and is not represented by the contract or notional amounts of the instruments. The Master’s risk of loss is reduced through the use of legally enforceable master netting agreements with counterparties that permit the Master to offset unrealized gains and losses and other assets and liabilities with such counterparties upon the occurrence of certain events. The Master has credit risk and concentration risk, as MS&Co. or its affiliate was the counterparty or broker with respect to the Master’s assets. Credit risk with respect to exchange-traded instruments is reduced to the extent that, through MS&Co., the Master’s counterparty is an exchange or clearing organization.

The General Partner monitors and attempts to control the Master’s risk exposure on a daily basis through financial, credit and risk management monitoring systems and, accordingly, believes that it has effective procedures for evaluating and limiting the credit and market risks to which the Master may be subject. These monitoring systems generally allow the General Partner to analyze statistically actual trading results with risk-adjusted performance indicators and correlation statistics. In addition, online monitoring systems provide account analysis of futures, forward and option contracts by sector, margin requirements, gain and loss transactions and collateral positions.

The majority of these instruments mature within one year of the inception date. However, due to the nature of the Master’s business, these instruments may not be held to maturity.

8.	Subsequent Event:

Effective January 1, 2015, Morgan Stanley Smith Barney Spectrum Technical L.P. purchased an interest in the Master with cash equal to $9,698,416.